Exhibit 4.8

AMENDMENT TO

10% SENIOR UNSECURED CONVERTIBLE NOTE DUE 2012

THIS AMENDMENT TO 10% SENIOR UNSECURED CONVERTIBLE NOTE DUE 2012 (this “Amendment”) is made and entered into as of [                    ],2011, by and between MRI INTERVENTIONS, INC., a Delaware corporation formerly known as SurgiVision, Inc (the “Company”) and [                    ] (the “Holder”).

WHEREAS, the Company issued to the Holder that certain 10% Senior Unsecured Convertible Note Due 2012 in the original principal amount of $[            ], dated as of March [            ], 2010 (the “Note”); and

WHEREAS, the Company and the Holder desire to amend the Note to allow and provide for certain matters all as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Note, as amended hereby.

2. Amendment to Section 1. Section 1 of the Note (Definitions) is hereby amended by adding the following definition for the term “Public Company Conversion Price”:

“Public Company Conversion Price” means $1.00, subject to adjustment from time to time pursuant to Section 7. Solely for purposes of Section 7, references to the term “Conversion Price” shall also mean and include the “Public Company Conversion Price,” unless the context expressly indicates otherwise.

3. Amendment to Section 4 (Payment of Principal and Interest). Section 4 of the Note (Payment of Principal and Interest) is hereby amended by adding the following clause at the beginning of the second sentence thereof: “Except as otherwise provided in Section 5(d),”.

4. Amendment to Section 5. Section 5 of the Note (Conversion into Common Stock) is hereby amended by adding the following new Section 5(d):

(d) Public Company Automatic Conversion. Upon (i) the effective date of a Form 10 or other registration statement pursuant to which the Common Stock is registered as a class of securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) the effective date, but immediately prior to the effective time, of the closing of a merger, share exchange or other similar transaction pursuant to which the Company merges or exchanges shares with another entity (or a subsidiary of such entity) that has a class of securities registered under the Exchange Act, regardless of whether the Company, such other entity or a subsidiary of such other entity survives such transaction, the entire outstanding principal amount hereunder, together with all accrued but unpaid interest, shall automatically be converted into Common Stock. The number of shares of Common Stock issuable upon a conversion pursuant to this Section 5(d) shall equal the outstanding principal amount of this Note and all accrued but unpaid interest thereon divided by the Public Company Conversion Price.

5. Miscellaneous. The Note and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Note as amended hereby, are hereby amended so that any reference in such documents to the Note shall mean a reference to the Note, as amended hereby. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Note and except as expressly modified and superseded by this Amendment, the terms and provisions of the Note are ratified and confirmed and shall continue in full force and effect.

IN WITNESS WHEREOF, the Company and the Holder have caused this Amendment to be executed and delivered effective as of the day and year first written above.

THE COMPANY:

MRI INTERVENTIONS, INC.

By:
Name:
Title:

THE HOLDER:

Print name of the Holder

Signature

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